Exhibit 10.1
SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT, dated as of October 3, 2024 (this “Agreement”), is entered into by and among Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), Martin Resource Management Corporation, a Texas corporation (“MRMC”), Martin Product Sales LLC, a Texas limited liability company (“Martin Product Sales”), Martin Resource LLC, a Delaware limited liability company (“Martin Resource”), and Cross Oil Refining & Marketing, Inc., a Delaware corporation (“Cross Oil Refining”, together with Martin Product Sales and Martin Resource, the “Unitholders”).
    RECITALS
WHEREAS, concurrently with the execution of this Agreement, MRMC, MRMC Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), the General Partner (as defined herein), and the Partnership are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (and upon the terms and subject to the conditions set forth therein) Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership shall survive and continue as the surviving limited partnership in the Merger;
WHEREAS, as of the date hereof, the Unitholders are the Record Holders in the aggregate of, and have the right to vote and dispose of, the number of common units representing limited partner interests in the Partnership (the “Common Units”) set forth opposite their respective names on Schedule A hereto (the “Existing Units”);
WHEREAS, each of the Unitholders is a direct, wholly owned subsidiary of MRMC;
WHEREAS, as a condition and inducement to the Partnership’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, the Partnership, the Unitholders, and MRMC are entering into this Agreement; and
WHEREAS, the Unitholders and MRMC acknowledge that the Partnership is entering into the Merger Agreement in reliance on the representations, warranties, covenants, and other agreements of the Unitholders and MRMC set forth in this Agreement and would not enter into the Merger Agreement if the Unitholders and MRMC did not enter into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Partnership, MRMC, and the Unitholders hereby agree as follows:
1.Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.
“Board” means the Board of Directors of the General Partner.

“Conflicts Committee” has the meaning ascribed thereto in the Partnership Agreement.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Covered Unitholder” means the Unitholders, and each such other Person as may later become party to this Agreement as a result of becoming a Record Holder of Covered Units pursuant to Section 7(a), by joinder or otherwise.
“Covered Units” means the Existing Units of which the Unitholders are the Record Holders as of the date hereof, together with any Common Units of which a Unitholder or MRMC becomes the Record Holder on or after the date hereof (or any Common Units with respect to which any Person as may later become party to this Agreement pursuant to Section 7(a), by joinder or otherwise, if applicable, becomes the Record Holder on or after the date hereof).
“General Partner” means Martin Midstream GP LLC, a Delaware limited liability company, which is the sole general partner of the Partnership.
“MRMC Entities” means, collectively, MRMC, the Unitholders, the General Partner, and MMGP Holdings LLC, a Delaware limited liability company.
“Proxy Designee” means a Person designated by the Conflicts Committee by written notice to each of the parties hereto, which notice may simultaneously revoke the designation of any other Person as a Proxy Designee.
“Record Holder” has the meaning ascribed thereto in the Partnership Agreement.
“Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 23, 2021, as amended, modified or supplemented from time to time.
“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).
2.Agreement to Vote Covered Units. Prior to the Termination Date (as defined herein), each Covered Unitholder, severally and not jointly, irrevocably and unconditionally agrees that it shall (and further MRMC irrevocably and unconditionally agrees that it shall cause the Covered Unitholders to), at any meeting of the limited partners of the Partnership (whether annual or special and whether or not an adjourned or postponed meeting) in connection with the Merger, however called, appear at such meeting or otherwise cause the Covered Units to be counted as present thereat for purpose of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), in person or by proxy, all Covered Units (in all manners and by each applicable class) (i) in favor of the Merger, the approval of the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, including the Merger, and (ii) against any action, agreement, transaction, or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage, frustrate the purposes of, or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger, or this Agreement. For the avoidance of doubt, no Covered Unitholder (in its capacity as a unitholder) shall be under any obligation whatsoever to require or request that the limited partners of the Partnership vote on, consent to or otherwise approve or reject any matter or issues. Notwithstanding the foregoing, if any Covered Unitholder is the beneficial owner, but not the Record Holder, of any Covered Units, such beneficial owner agrees to take all actions necessary to cause the Record Holder and any nominees to vote (or execute a consent with respect to) all of such Covered Units in accordance with this Section 2.
3.Grant of Irrevocable Proxy; Appointment of Proxy.
(a)FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, EACH COVERED UNITHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, ROBERT D. BONDURANT, AND ANY OTHER PROXY DESIGNEE (AS DEFINED ABOVE), EACH OF THEM INDIVIDUALLY, SUCH COVERED UNITHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (OR EXERCISE A WRITTEN CONSENT WITH RESPECT TO) THE COVERED UNITS SOLELY IN ACCORDANCE WITH SECTION 2. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY DESIGNEE WHOSE DESIGNATION AS A PROXY DESIGNEE IS REVOKED BY THE CONFLICTS COMMITTEE) AND COUPLED WITH AN INTEREST AND EACH COVERED UNITHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY SUCH COVERED UNITHOLDER WITH RESPECT TO THE COVERED UNITS (AND EACH COVERED UNITHOLDER HEREBY REPRESENTS TO PARTNERSHIP THAT ANY SUCH OTHER PROXY IS REVOCABLE AND HEREBY REVOKES ANY SUCH OTHER PROXIES). EACH COVERED UNITHOLDER HEREBY AFFIRMS THAT THE IRREVOCABLE PROXY SET FORTH IN THIS SECTION 3 IS GIVEN IN CONNECTION WITH THE MERGER AGREEMENT, AND THAT SUCH IRREVOCABLE PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SUCH COVERED UNITHOLDER UNDER THIS AGREEMENT.
(b)The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement in accordance with Section 5.

4.No Inconsistent Agreements. Each of the Covered Unitholders and MRMC hereby represents, covenants, and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Units and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Units, in either case, which is inconsistent with such Covered Unitholder’s or MRMC’s obligations pursuant to this Agreement.
5.Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) at the election of a Covered Unitholder in the event that the Conflicts Committee makes a Partnership Adverse Recommendation Change, and (d) the mutual written agreement of the parties hereto to terminate this Agreement (provided that any decision on behalf of the Partnership to terminate this Agreement pursuant to this clause (d) shall be made only by the Conflicts Committee) (such earliest date being referred to herein as the “Termination Date”); provided that the provisions set forth in Sections 12 to 20 shall survive the termination of this Agreement; provided further that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement. Upon termination of this Agreement in accordance with the foregoing provisions of this Section 5, none of the Covered Unitholders shall have any further obligations or liabilities hereunder, except as provided in the immediately preceding sentence.
6.Representations and Warranties of each Covered Unitholder and MRMC. The Covered Unitholders and MRMC jointly and severally hereby represent and warrant to the Partnership as follows:
(a)Such Covered Unitholder is the Record Holder of, and has good and valid title to, its Covered Units, free and clear of all Liens, other than as created by this Agreement, the Merger Agreement or arising under applicable securities Laws. Such Covered Unitholder is Controlled by MRMC. Such Covered Unitholder has, under the Control of MRMC, voting power, power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Units. As of the date hereof, other than the Existing Units and the General Partner Interest (as defined in the Partnership Agreement), no MRMC Entity or any other entity under the Control of MRMC is the Record Holder of, and no MRMC Entity or any other entity under the Control of MRMC beneficially owns, any (i) units or voting securities of the Partnership, (ii) securities of the Partnership convertible into or exchangeable for units or voting securities of the Partnership, or (iii) options or other rights to acquire from the Partnership any units, voting securities or securities convertible into or exchangeable for units or voting securities of the Partnership. The Covered Units are not subject to any voting trust agreement or other contract to which such Covered Unitholder or MRMC is a party restricting or otherwise relating to the voting or Transfer of the Covered Units. Such Covered Unitholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Units, except as contemplated by this Agreement.

(b)Such Covered Unitholder and MRMC is duly formed, organized, or incorporated, validly existing, and in good standing under the laws of the State of its formation, organization, or incorporation, as applicable, or such other laws of its jurisdiction of formation, organization, or incorporation, as applicable, and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Covered Unitholder and MRMC, the performance by such Covered Unitholder and MRMC of their respective obligations hereunder, and the consummation by such Covered Unitholder and MRMC of the transactions contemplated hereby have been duly and validly authorized by such Covered Unitholder and MRMC, as applicable, and no other actions or proceedings on the part of such Covered Unitholder or MRMC are necessary to authorize the execution and delivery by such Covered Unitholder and MRMC, as applicable, of this Agreement, the performance by such Covered Unitholder and MRMC, as applicable, of their respective obligations hereunder or the consummation by such Covered Unitholder and MRMC of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Covered Unitholder and MRMC, as applicable, and, assuming due authorization, execution, and delivery by the Partnership, constitutes a legal, valid, and binding obligation of such Covered Unitholder and MRMC, as applicable, enforceable against such Covered Unitholder and MRMC, as applicable, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(c)(i) Except for the applicable requirements of the Exchange Act and the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Covered Unitholder or MRMC, as applicable, for the execution, delivery and performance of this Agreement by such Covered Unitholder and MRMC, as applicable, or the consummation by such Covered Unitholder and MRMC, as applicable, of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Covered Unitholder and MRMC, as applicable, nor the consummation by such Covered Unitholder and MRMC, as applicable, of the transactions contemplated hereby, nor compliance by such Covered Unitholder and MRMC, as applicable, with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of such Covered Unitholder or MRMC, as applicable, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Covered Unitholder or MRMC, as applicable, pursuant to, any contract to which such Covered Unitholder or MRMC, as applicable, is a party or by which such Covered Unitholder or MRMC, as applicable, or any property or asset of such Covered Unitholder or MRMC, as applicable, is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Covered Unitholder or MRMC, as applicable, or any of such Covered Unitholder’s or MRMC’s, as applicable, properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Covered Unitholder or MRMC, as applicable, to perform its obligations hereunder.

(d)As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending against such Covered Unitholder or MRMC, as applicable, or, to the knowledge of such Covered Unitholder or MRMC, as applicable, any other Person or, to the knowledge of such Covered Unitholder or MRMC, as applicable, threatened against such Covered Unitholder or MRMC, as applicable, or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by the Partnership of its rights under this Agreement or the performance by any party of its obligations under this Agreement.
(e)Such Covered Unitholder and MRMC, as applicable, understands and acknowledges that the Partnership is entering into the Merger Agreement in reliance upon such Covered Unitholder’s and MRMC’s, as applicable, execution and delivery of this Agreement and the representations and warranties of the Covered Unitholders and MRMC contained herein.
(f)Each Covered Unitholder and MRMC, as applicable, acknowledges that it is a sophisticated party with respect to the Covered Units and has adequate information concerning the business and financial condition of the Partnership to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and based on such information as such Covered Unitholder or MRMC (as applicable) has deemed appropriate, made its own analysis and decision to enter into this Agreement.
(g)Each of the Covered Unitholders and MRMC is an Affiliate (as defined in the Partnership Agreement) of the General Partner (as defined in the Partnership Agreement).
7.Certain Covenants of each Covered Unitholder and MRMC. Each Covered Unitholder and MRMC, severally (but not jointly), hereby covenants and agrees as follows, in each case except as otherwise approved in writing by the Conflicts Committee:
(a)Prior to the Termination Date, and except as contemplated hereby, such Covered Unitholder shall not, and MRMC shall cause the Covered Unitholders to not, (i) Transfer, or enter into any contract, option, agreement, or other arrangement or understanding with respect to the Transfer of any of the Covered Units or beneficial ownership or voting power thereof or therein (including by operation of law), (ii) grant any proxies or powers of attorney, deposit any Covered Units into a voting trust or enter into a voting agreement with respect to any Covered Units, or (iii) knowingly take any action that would make any representation or warranty of such Covered Unitholder or MRMC contained herein untrue or incorrect or have the effect of preventing or disabling such Covered Unitholder or MRMC from performing its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, each Covered Unitholder may, and MRMC may cause the Covered Unitholders to, Transfer any or all of the Covered Units, in accordance with applicable Law, to any of the MRMC Entities; provided that prior to and as a condition to the effectiveness of such Transfer, (i) each Person to whom any of such Covered Units or any interest in any of such Covered Units is or may be Transferred shall have executed and delivered to Partnership a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement as if such Person were a party with the obligations of a Covered Unitholder and (ii) such MRMC Entity is an Affiliate of the General Partner (as defined in the Partnership Agreement). Any Transfer in violation of this provision shall be void.

(b)Prior to the Termination Date, in the event that such Covered Unitholder or MRMC, as applicable, becomes the Record Holder of, or the power to vote or direct the voting of, any additional Common Units or other voting interests with respect to Partnership, such Covered Unitholder and MRMC, as applicable, shall promptly notify the Partnership and the Conflicts Committee of such Common Units or voting interests, such Common Units or voting interests shall, without further action of the parties, be deemed Covered Units and subject to the provisions of this Agreement, and the number of Common Units held by such Covered Unitholder set forth on Schedule A hereto shall be deemed amended accordingly and such Common Units or voting interests shall automatically become subject to the terms of this Agreement.
8.Transfer Agent. Each Covered Unitholder and MRMC hereby authorizes the Partnership or its counsel to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all Covered Units (and that this Agreement places limits on the voting and Transfer of such Covered Units); provided, however, the Partnership or its counsel shall further notify the Partnership’s transfer agent to lift and vacate the stop transfer order with respect to the Covered Units on the Termination Date.
9.Unitholder Capacity. This Agreement is being entered into by each Covered Unitholder and MRMC solely in its capacity as a direct or indirect holder of Common Units, and nothing in this Agreement shall restrict or limit the ability of such Covered Unitholder or MRMC or any of their respective Affiliates or any employee thereof who is a director or officer of the Partnership to take any action in his or her capacity as a director or officer of the Partnership to the extent specifically permitted by the Merger Agreement.
10.Disclosure. Each Covered Unitholder and MRMC hereby authorizes the Partnership to publish and disclose in any announcement or disclosure required by the SEC and in the Partnership Proxy Statement and the Schedule 13E-3 the Covered Unitholders’ and MRMC’s identity and ownership of the Covered Units and the nature of such Covered Unitholders’ and MRMC’s obligations under this Agreement.
11.Non-Survival of Representations and Warranties. The representations and warranties of each Covered Unitholder and MRMC contained herein shall not survive the Termination Date or the closing of the transactions contemplated hereby and by the Merger Agreement.
12.Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto and otherwise as expressly set forth herein; provided that the Partnership may not amend, modify or supplement this Agreement unless such action has been approved in writing by the Conflicts Committee.
13.Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.
14.Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):
(i)If to MRMC or any Covered Unitholder:
Martin Resource Management Corporation
4200 B Stone Road
Kilgore, Texas 75662
Attention: Ruben S. Martin, III
Email: ruben.martin@martinmlp.com
with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
2001 Ross Street, Suite 900
Dallas, Texas 75201
Attention: Preston Bernhisel
Email: preston.bernhisel@bakerbotts.com

(ii)If to the Partnership:
Martin Midstream Partners L.P.
4200 B Stone Road
Kilgore, Texas 75662
Attention: Robert D. Bondurant
Email: bob.bondurant@martinmlp.com

with a copy (which shall not constitute notice) to:

Martin Midstream GP LLC
Attention: Byron Kelley, Chair of Conflicts Committee
4200 B Stone Road
Kilgore, Texas 75662
Email: brkwrs@gmail.com

and

Munsch Hardt Kopf & Harr, P.C.
500 N. Akard Street, Suite 4000
Dallas, Texas 75201
Attention: A. Michael Hainsfurther
Email: mhainsfurther@munsch.com

Notices shall be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified above or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

15.Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.
16.No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, with the exception of those rights conferred to the Conflicts Committee in this Agreement.
17.Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of all other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Partnership may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Partnership Subsidiary, and a Covered Unitholder may Transfer any or all of such Covered Unitholder’s Covered Units in accordance with Section 7(a); provided further that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
18.Other Miscellaneous Provisions. The provisions of Sections 9.5, 9.7, 9.8, 9.10 and 9.11 of the Merger Agreement shall be incorporated into this Agreement, mutatis mutandis, except for such changes as are required to comply with applicable Law.
19.No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

20.Conflicts Committee. In addition to any other approvals required by the parties under this Agreement, any waiver, amendment, termination or assignment of rights by the Partnership permitted by this Agreement must be approved by the Conflicts Committee.
[Signature pages follow.]

IN WITNESS WHEREOF, the Partnership, MRMC, and the Unitholders have caused to be executed or executed this Agreement as of the date first written above.
PARTNERSHIP:

MARTIN MIDSTREAM PARTNERS L.P.

By:    Martin Midstream GP LLC, its general partner

By:    /s/ Robert D. Bondurant
Name:    Robert D. Bondurant
Title:    President and Chief Executive Officer

MRMC:

MARTIN RESOURCE MANAGEMENT CORPORATION

By:    /s/ Ruben S. Martin III
Name:     Ruben S. Martin III
Title:     President and Chief Executive Officer
                            UNITHOLDERS:
                            MARTIN PRODUCT SALES LLC
By:    /s/ Ruben S. Martin III
Name:     Ruben S. Martin III
Title:      President and Chief Executive
Officer
MARTIN RESOURCE LLC
By:    Martin Resource Management Corporation, its sole member
By:    /s/ Ruben S. Martin III
Name:     Ruben S. Martin III
Title:     President and Chief Executive
Officer

Signature Page to Support Agreement

CROSS OIL REFINING & MARKETING, INC.
By:    /s/ Ruben S. Martin III
Name:     Ruben S. Martin III
Title:      President and Chief Executive
Officer

Signature Page to Support Agreement

SCHEDULE A

Unitholder & Subsidiaries	Existing Units
Martin Product Sales LLC	1,021,265 Common Units
Martin Resource LLC	4,203,823 Common Units
Cross Oil Refining & Marketing, Inc.	889,444 Common Units

Schedule A to Support Agreement